Exhibit 10.8

LETTER OF UNDERSTANDING

THIS LETTER OF UNDERSTANDING (the “Agreement”) is made effective as of the        day of November 2005, by and between Sten Acquisition Corporation (“Sten” or the “Company”) and [Mark Hill/Ken Antos] ([“Mr. Hill”/”Mr. Hill/Mr. Antos”]).

WHEREAS, the Company will be making a loan to Site Equities International, Inc. (“Site Equities”), the sole owner of membership interests in Paycenters, LLC;

WHEREAS, pursuant to this loan, the Company has a period of time (commencing with the date of the loan and ending with the Merger Option Expiration Date as defined in the Loan and Merger Option Agreement) (“Initial Note Period”) during which it has to consider an option to cause Site Equities to merge into a wholly owned subsidiary of Sten;

WHEREAS, the Company and Mr. Hill/Mr. Antos wish to clearly define the terms of their relationship during the Initial Note Period;

WHEREAS, as a condition to Sten entering into the Loan and Merger Option Agreement, Sten is requiring Mr. Hill/Mr. Antos to enter into this Agreement and Mr. Hill/Mr. Antos as an employee of Site Equities, believes it is in his best interests for Sten to enter into the Loan and Merger Option Agreement with Site Equities and will receive certain benefits from this arrangement;

NOW THEREFORE, in consideration of the foregoing, and of the additional respective covenants and agreements contained herein, the parties agree as follows:

1.              Employment.

a.               During the Initial Note Period, Mr. Hill/Mr. Antos will remain an employee of Site Equities;

b.               Mr. Hill/Mr. Antos’ employment agreement with Site Equities will be suspended during the Initial Note Period;

c.               Mr. Hill/Mr. Antos will still be eligible to participate in any plan or benefit program offered by Site Equities in which he is a current participant, as well as continue to be eligible for any Site Equities paid company holidays or vacation pay to which he is currently entitled under company policy.

2.              Salary.  Mr. Hill/Mr. Antos has agreed to receive a twenty-five percent (25%) reduction (i.e., [$37,500/$43,750]) in his current annual salary of [$150,000/$175,000], commencing with the effective date of this Agreement and ending six months after the effective date of the loan referenced above, after which time Mr. Hill/Mr. Antos will begin to receive again his full annual salary of [$150,000/$175,000].

3.              Severance Payment.

a.               If Sten terminates Mr. Hill/Mr. Antos’ employment for other than Cause (as the term “Cause” is defined in Mr. Hill/Mr. Antos’ employment agreement with Site Equities and is attached to this Agreement as Exhibit A) during the Initial Note Period, Sten will pay Mr. Hill/Mr. Antos a severance payment of $150,000, less all applicable federal and state tax and FICA withholdings, which sum represents 12 months of his normal monthly salary (i.e., irrespective of paragraph 2 above).  Sten will pay Mr. Hill/Mr. Antos this severance payment, at his election, either: (i) in accordance with the normal payroll cycle, with the first payment to commence on the next regularly occurring payroll period following Mr. Hill/Mr. Antos’ effective date of termination; or (ii) in a lump sum on the next regularly occurring pay day following his effective date of termination.

b.               If Sten elects to cause Site Equities to merge into a wholly owned subsidiary of Sten, and Sten elects not to offer employment to Mr. Hill/Mr. Antos, Sten will pay Mr. Hill/Mr. Antos a severance payment of $150,000, less all federal and state tax and FICA withholdings if applicable, which sum represents 12 months of his normal monthly salary (i.e., irrespective of paragraph 2 above).  Sten will pay Mr. Hill/Mr. Antos this severance payment, at his election, either: (i) in accordance with Sten’s normal payroll cycle, with the first payment to commence on the next regularly occurring payroll period following Mr. Hill/Mr. Antos’ effective date of termination; or (ii) in a lump sum on Sten’s next regularly occurring pay day following his effective date of termination.

4.              Merger Election.

a.               If Sten elects the merger option under the Loan and Merger Option Agreement, and Sten offers new employment to Mr. Hill/Mr. Antos, the Compensation Committee of the new Board of Directors will determine Mr. Hill/Mr. Antos’ salary (which shall not be less than his annual salary just prior to the merger) and option compensation.

b.               If Sten offers new employment to Mr. Hill/Mr. Antos under 4.a. above, and it terminates Mr. Hill/Mr. Antos’ employment for other than Cause (as the term “Cause” was defined in Mr. Hill/Mr. Antos’ employment agreement with Site Equities and is attached to this

Agreement as Exhibit A) within 12 months of his date of hire with Sten, Sten will pay Mr. Hill/Mr. Antos a severance payment, less all applicable federal and state tax and FICA withholdings, which sum will represent 12 months of his then-current monthly salary with Sten.  Sten will pay Mr. Hill/Mr. Antos this severance payment, at his election, either: (i) in accordance with Sten’s normal payroll cycle, with the first payment to commence on the next regularly occurring payroll period following Mr. Hill/Mr. Antos’ effective date of termination; or (ii) in a lump sum on Sten’s next regularly occurring pay day following his effective date of termination.

c.               If Sten does not elect the merger option under the Loan and Merger Option Agreement, Mr. Hill/Mr. Antos’ suspended employment agreement with Site Equities would be effective again, and Sten would not have further involvement in the employment matters of Site Equities.

5.              Options and Stock-Based Compensation.  The parties agree that Site Equities will honor any stock-related provisions of Mr. Hill/Mr. Antos’ suspended employment agreement, and any stock subject to that agreement shall become a part of the 49.75% stock sharing provisions outlined in the Loan and Merger Option Agreement should the merger take place.  Any of Mr. Hill/Mr. Antos’ vested stock option shares will be escrowed pending the period when Mr. Hill/Mr. Antos or any of his assignees exercises the options.  If Mr. Hill/Mr. Antos or any of his assignees does not exercise the options, Site Equities will redistribute the shares to Site Equities’ shareholders on a pro-rata basis, based on the level of ownership just prior to the merger.  Site equities will distribute any cash from the exercise to Site Equities shareholders in the same proportion as stated above in this paragraph 5.

[Mark Hill ONLY:

6.              Relocation.   In the event that Sten elects the merger option and offers Mr. Hill employment, Mr. Hill agrees to relocate to Las Vegas, Nevada.  Sten will pay for Mr. Hill’s reasonable, pre-approved relocation expenses.]

This Agreement will be governed by and construed under the laws of the State of Minnesota.

The parties below have executed this Agreement as of the effective date on page 1 of this Agreement.

Sten Acquisition Corporation	[Mark Hill/Ken Antos]